Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CompuDyne Corporation

by

Patriot Acquisition Corp.

a wholly-owned subsidiary

of

Gores Patriot Holdings, Inc.

at

$7.00 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 12, 2007, UNLESS THE OFFER IS EXTENDED.

Patriot Acquisition Corporation, a Nevada corporation (the “Purchaser”) and wholly-owned subsidiary of Gores Patriot Holdings, Inc., a Delaware corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.75 per share (the “Shares”), of CompuDyne Corporation, a Nevada corporation (the “Company”), at a purchase price of $7.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 6, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, the Purchaser and the Company. Under the terms of the Merger Agreement, following the consummation of the Offer and subject to certain conditions described in this Offer to Purchase, the Purchaser will merge with and into the Company (the “Merger”) and all then outstanding Shares will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price without interest thereon and less any required withholding taxes.

After careful consideration, the board of directors of the Company (the “Company Board”): (i) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) authorized the execution and delivery of the Merger Agreement; (iii) approved, authorized and adopted the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and (iv) recommended acceptance of the Offer and the adoption and approval of the Merger Agreement by the Company’s stockholders.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer as it may be extended from time to time a number of Shares, which, when added to any Shares already owned by Parent or the Purchaser, represents at least 53% of the total number of Shares outstanding immediately prior to the expiration of the Offer (including Shares issuable upon the exercise of outstanding stock options and other equity rights, other than the Convertible Notes) (such condition, the “Minimum Condition”) and (ii) the satisfaction, removal or waiver of certain other conditions as set forth in Section 15 of this Offer to Purchase entitled “Conditions of the Offer.” There is no financing condition to the Offer.

A summary of the principal terms of the Offer appears on pages (i) through (v). You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to Continental Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”—“Book-Entry Transfer” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”—“Guaranteed Delivery.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, or from brokers, dealers, commercial banks or trust companies.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

August 14, 2007

Summary Term Sheet

This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

Securities Sought	All issued and outstanding shares of common stock, par value $0.75 per share, of CompuDyne Corporation.

Offer Price Per Share	$7.00 in cash, without interest and less any required withholding taxes.

Scheduled Expiration of Offer	5:00 P.M., New York City time on Wednesday, September 12, 2007, unless the Offer is otherwise extended. See Section 1—“Terms of the Offer.”

Purchaser	Patriot Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Gores Patriot Holdings, Inc., a Delaware corporation.

Who is offering to buy my securities?

Our name is Patriot Acquisition Corp. We are a Nevada corporation and a wholly-owned subsidiary of Gores Patriot Holdings, Inc., a Delaware corporation, and an affiliate of The Gores Group, LLC, a private investment firm. We were formed for the sole purpose of acquiring CompuDyne Corporation and, accordingly, have not carried on any activities other than in connection with the acquisition of CompuDyne Corporation. See Section 9—“Information Concerning Parent and the Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Purchaser,” “us,” “we” and “our” to refer to Patriot Acquisition Corp. and, where appropriate, Gores Patriot Holdings, Inc. We use the term “Parent” to refer to Gores Patriot Holdings, Inc. alone and the term the “Company” or “CompuDyne” to refer to CompuDyne Corporation. We use the term “Gores” to refer to The Gores Group, LLC, which is an affiliate of ours.

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.75 per share, of the Company. We refer to one share of the Company common stock as a “share” or “Share.” See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $7.00 per Share (the “Offer Price”), net to you in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See “Introduction.”

Do you have the financial resources to pay for the shares?

Yes. We will be provided sufficient funds from Parent to cover the approximately $59 million required for the purchase of Shares in the Offer. Parent will obtain these funds from affiliates of Gores and from committed financing sources. The Offer is not conditioned on any financing arrangements.

i

Is your financial condition relevant to my decision to tender in the Offer?

Because (i) the form of payment for your Shares consists solely of cash, (ii) the purchase of the Shares is not conditioned upon any financing arrangements and (iii) we are offering to purchase all of the outstanding Shares, we do not believe our financial condition is material to your decision whether to tender in the Offer.

Is there an agreement governing the Offer?

Yes. The Purchaser, Parent and the Company have entered into an Agreement and Plan of Merger dated as of August 6, 2007 (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of the Purchaser with and into the Company (the “Merger”).

See Section 12—“Transaction Documents” and Section 15—“Conditions of the Offer.”

What does the board of directors of the Company think of the Offer?

On August 2, 2007 the board of directors of the Company (the “Company Board”) unanimously approved and declared advisable the Merger Agreement, the Offer and the other transactions contemplated by the Merger Agreement, including the Merger. The Company Board recommends that holders of Shares accept the Offer and tender their Shares and, if required, adopt and approve the Merger Agreement. For more information about the position of the Company Board see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”).

Have any stockholders of the Company agreed to sell or tender their Shares in the Offer?

Yes. Certain officers and directors of the Company, who together beneficially owned approximately 15. 1% of the Shares outstanding on July 30, 2007 (excluding any Options they hold), have agreed to tender their shares into the Offer at the Offer Price pursuant to a Tender and Voting Agreement with us. See “Introduction” to this Offer to Purchase and Section 12 “Transaction Documents.”

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 5:00 P.M, New York City time, on Wednesday, September 12, 2007. We currently expect that the Offer will be extended until the principal conditions to the Offer, which are described below, are satisfied. If the Offer is extended, we will issue a press release announcing such extension at or before 9:00 A.M. New York City time on the business day after the date the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

We may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the Offer, during which stockholders may tender, but not withdraw, their shares and receive the Offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1—“Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the Offer a number of shares, which, together with the shares then owned by Parent and us, represents at least 53% of the total number of shares outstanding (including Shares issuable upon the exercise of outstanding stock options and other equity rights, other than the Convertible Notes). See Section 15—“Conditions of the Offer.”

Can the Offer be extended?

We have agreed in the Merger Agreement that, if any of the conditions to the Offer have not been satisfied or waived, we may extend (and re-extend) the Offer beyond Wednesday, September 12, 2007 for successive periods of at least five business days each, not to exceed an aggregate period of 30 business days for all such extensions. In addition, upon the written request of the Company, we will extend the Offer for one or more periods not to exceed an aggregate of 20 business days if all of the conditions of the Offer are not satisfied, but the Company believes that such conditions are reasonably capable of being satisfied in such period.

In addition, we will extend the Offer for any period or periods as may be required by any law, rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), the staff of the SEC or the Nasdaq Global Market that is applicable to the Offer.

We may also elect to provide a subsequent offering period for the Offer if, following the consummation of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer constitute less than 90% of the then outstanding Shares. A subsequent offering period, if included, will be an additional period of between three and 20 business days beginning the next business day after the expiration of the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. We will also immediately accept and promptly pay for all Shares that are validly tendered during any such subsequent offering period. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so.

If the Offer is extended, how will I be notified?

If we decide to extend the Offer, we will inform Continental Stock Transfer & Trust Company, the Depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the business day after the date the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my shares?

To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other required documents, to Continental Stock Transfer & Trust Company, not later than the time the Offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee that the missing items will be received pursuant to the enclosed Notice of Guaranteed Deliver. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the Offer has expired. You may also withdraw any tendered shares at any time after October 14, 2007, if we have not accepted your shares for payment prior to that date. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See Section 4—“Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Continental Stock Transfer & Trust Company while you have the right to withdraw such shares. See Section 4—“Withdrawal Rights.”

When and how will I be paid for my tendered shares?

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with Continental Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by Continental Stock Transfer & Trust Company of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3—“Procedures for Accepting the Offer and Tendering Shares”—“Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares. See Section 2—“Acceptance for Payment and Payment.”

What is the “top-up option” and when will it be exercised?

Under the Merger Agreement, if the Minimum Condition is satisfied and we consummate the Offer, we have the option to purchase from the Company additional Shares equal to the lesser of (i) 15% of the Shares then outstanding and (ii) the lowest number of Shares that, when added to the number of Shares we own immediately following consummation of the Offer, constitutes at least 90% of the Shares then outstanding. We refer to this option as the “top-up option.” For purposes of the top-up option “Shares then outstanding” includes all outstanding Shares, Shares issuable upon the exercise of outstanding stock options and other equity rights, including our top-up option, but does not include Shares issuable upon conversion of the Convertible Notes. The price per Share we are obligated to pay to exercise our top-up option is equal to the higher of the Offer Price or the closing bid price of the Shares on Nasdaq on the day prior to exercise, payable in cash or a demand note bearing simple interest at a rate of 6% per annum at our option. The top-up option cannot be exercised if, among other things, (i) the number of top-up option shares would exceed the number of authorized but unissued and unreserved Shares of the Company’s common stock or (ii) the exercise of the top-up option or the issuance of Shares upon such exercise is prohibited by law or would require the approval of the Company’s stockholders.

Will the Offer be followed by a merger if all the Company’s shares are not tendered in the Offer?

Pursuant to the Company’s Articles of Incorporation, a merger of the Company with a beneficial owner of 5% or more of the shares requires the consent of holders of at least 60% of the Shares. If we accept for payment and pay for a number of Shares, which, together with the Shares then owned by Parent and us (including after our exercise, if any, of the top-up option), represents at least 60% of the outstanding shares, we expect to be merged with and into the Company. If the Merger takes place, we will own all of the shares and all remaining stockholders (other than Parent and stockholders properly exercising their dissenters’ rights) will receive the price per share paid in the Offer. See Section 11—“Purpose of the Offer; Statutory Requirements; Plans for the Company.”

If the Offer is consummated, will the Company continue as a public company?

If the Merger takes place, the Company will no longer be publicly owned. Even if the Merger does not take place, if we purchase all the tendered shares in the Offer, there may be so few remaining stockholders and publicly held shares that the Company may be eligible to cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. See Section 7—“Possible Effects of the Offer on the Market for the Shares; Exchange Act Registration.”

If I decide not to tender, how will the Offer affect my shares?

If the Offer is successful, we expect to conclude the Merger in which all Shares will be exchanged for an amount in cash per share equal to the price per share paid in the Offer. If the Merger takes place, stockholders who do not tender in the Offer (other than those properly exercising their dissenters’ rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Merger does not take place and the Offer is consummated, the number of stockholders and shares that are still in the hands of the public may be so small that there will no longer be any public trading market for shares held by stockholders other than the Purchaser, which may affect prices at which shares trade. Also, as described above, the Company may cease making filings with the SEC or being required to comply with the SEC’s rules relating to publicly held companies. See Section 7—“Possible Effects of the Offer on the Market for the Shares; Exchange Act Registration.”

What is the market value of my shares as of a recent date?

On August 6, 2007, the last full business day before the announcement of our intention to commence the Offer, the last reported sales price of the common stock of the Company reported in the public market was $5.29 per share. On May 1, 2007, the date of our letter to the Company with our initial formal written offer, the last reported sales price of the common stock of the Company reported in the public market was $5.63 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

What will happen to my options in the Merger?

If you have any options to purchase Shares that were granted under a Company stock plan, and the exercise price per share of such options is less than the Offer Price, in connection with the Merger you will be entitled to receive from the Company a payment equal to (i) the Offer Price less the exercise price per share of such option multiplied by (ii) the number of shares subject to such option. Such amount will be deducted for any applicable withholding taxes. Such payment will be your sole payment for such options, and your options will be cancelled at the effective time of the Merger. If you have any options to purchase Shares that were granted under a Company stock plan, and the exercise price per share of such options is equal to or greater than the Offer Price, you will not be entitled to any payment for such option and your options will be cancelled at the effective time of the Merger.

What will happen to the Convertible Notes of the Company in the Offer and the Merger?

The Company has outstanding 6.25% Convertible Subordinated Notes due 2011 (the “Convertible Notes”), which are convertible into Shares prior to the effective time of the Merger at a conversion price per Share of $13.89. We do not anticipate that any Convertible Notes will be converted into Shares to be acquired in the Offer or the Merger at the current Offer Price. As a result of the change of control of the Company that is expected to occur as a result of the Offer, the Company will have the right to redeem the Convertible Notes at a price currently equal to 104% of the their outstanding principal amount. However, we do not anticipate that the Company will exercise this right. If the Company does not exercise its redemption right, following the consummation of the Offer the holders of the Convertible Notes will have the right to require the Company to repurchase the notes under the terms of the indenture. After the consummation of the Merger, we expect to execute a supplemental indenture to assume the outstanding Convertible Notes of the Company. Thereafter, holders of the Convertible Notes will have the rights afforded them under the Convertible Note indenture, including the right to convert into the right to be paid, without interest, the per Share merger consideration paid to holders of Shares in the Merger.

What are the federal income tax consequences of participating in the Offer?

In general, your sale of shares pursuant to the Offer and any subsequent merger or business combination will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the Offer and in any subsequent merger or business combination in light of your particular circumstances. See Section 5—“Certain United States Federal Income Tax Consequences.”

Where can I get additional information about the Offer to Purchase?

If you have questions about the Offer, you can call our Information Agent:

MacKenzie Partners, Inc.

(212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

v

To: All Holders of Shares of

Common Stock of CompuDyne Corporation

INTRODUCTION

Patriot Acquisition Corp. (the “Purchaser”), a wholly-owned subsidiary of Gores Patriot Holdings, Inc. (“Parent”), and an affiliate of The Gores Group, LLC, a private investment firm (“Gores”), is offering to purchase all outstanding shares of common stock of CompuDyne Corporation (the “Company”), at a purchase price of $7.00 per share (the “Offer Price”), net to the sellers in cash, without interest less any required withholding taxes on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). “Share” means a share of the Company’s common stock.

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of August 6, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer and also provides that, as soon as practicable after the consummation of the Offer and upon the terms and subject to certain conditions of the Merger Agreement, we will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than any Shares held by stockholders who validly exercise their dissenters’ rights in connection with the Merger as described in Section 18—“Dissenters’ Rights” and any Shares held by the Company, Parent and any of their subsidiaries (including us)) will be converted into the right to receive an amount in cash equal to the Offer Price. The Merger Agreement is more fully described in Section 12—“Transaction Documents,” which also contains a discussion of the treatment of stock options.

You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to backup U.S. federal income tax withholding of the gross proceeds payable to you. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” We will pay all charges and expenses of Continental Stock Transfer & Trust Company, as Depositary (the “Depositary”), and MacKenzie Partners, Inc., as Information Agent (the “Information Agent”), incurred in connection with the Offer.

We are not required to purchase any Shares unless the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, together with shares then owned by Purchaser or Parent represents at least 53% of the outstanding Shares (assuming exercise of all outstanding stock options and other equity rights, other than the Convertible Notes) (the “Minimum Condition”). The Offer is also subject to certain other terms and conditions. See Section 1—“Terms of the Offer,” Section 15—“Conditions of the Offer” and Section 16—“Legal Matters; Required Regulatory Approvals; Going Private Transactions.”

After careful consideration, the board of directors of the Company (the “Company Board”) (i) resolved that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) authorized the execution and delivery of the Merger Agreement; (iii) approved, authorized and adopted the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iv) recommended acceptance of the Offer and the adoption and approval of the Merger Agreement by the Company’s stockholders. For more information about the position of the Company Board, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (the “SEC”) and which will be mailed to the Company’s stockholders with this Offer to Purchase.

The Company has advised Parent that USBX Advisory Services LLC, the Company’s financial advisor (“USBX”), rendered its opinion to the board of directors of the Company to the effect that, as of August 6, 2007 and based upon and subject to the factors and assumptions set forth therein, the Offer Price to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to such holders. The full text of USBX’s written opinion, dated as of August 2, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex II to the Schedule 14D-9. USBX provided its opinion for the information and assistance of the Company Board in connection with its consideration of the Offer and the Merger. The USBX opinion does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the Merger or the adoption of the Merger Agreement or any other matter.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer as it may be extended from time to time a number of Shares, which, when added to any Shares already owned by Parent or the Purchaser, represents at least 53% of the total number of Shares outstanding immediately prior to the expiration of the Offer (including Shares issuable upon the exercise of outstanding stock options and other equity rights, other than the Convertible Notes) (such condition, the “Minimum Condition”) and (ii) the satisfaction, removal or waiver of certain other conditions as set forth in Section 15 of this Offer to Purchase entitled “Conditions of the Offer.” There is no financing condition to the Offer.

The Company has represented that as of July 30, 2007 there were 8,438,615 Shares issued and outstanding and that as of July 30, 2007 there were outstanding stock options to purchase 1,329,900 Shares. Neither Parent nor Purchaser currently beneficially owns any Shares except insofar as they may be deemed to beneficially own Shares as a result of the execution and delivery of the Tender and Voting Agreements described in Section 12—“Transaction Documents.” Parent disclaims such beneficial ownership. In determining whether the Minimum Condition has been satisfied, Shares that are subject to issuance upon exercise of stock options and other equity rights, other than the Convertible Notes, are deemed to be outstanding. Based on the foregoing, Purchaser believes that approximately 5,177,313 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. The following officers and directors of the Company, who collectively beneficially own 1,844,033 Shares and options to purchase Shares as of July 30, 2007, have agreed to tender their Shares into the Offer pursuant to the Tender and Voting Agreements: Ronald J. Angelone, David W. Clark, Jr., Albert R. Dowden, Geoffrey F. Feidelberg, John H. Gutfreund, Wade B. Houk and Martin A. Roenigk. See Section 12—“The Transaction Documents.”

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of the Company if required by Nevada law. Under Nevada law and the Articles of Incorporation of the Company, following the completion of the Offer the affirmative vote of at least 60% of the outstanding Shares is the only vote of any class or series of the Company’s capital stock that would be necessary to adopt the Merger Agreement at any required meeting of the Company’s stockholders. However, Nevada law provides that if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the Company Board or the stockholders of such other corporation (a “short-form merger”). Under the Merger Agreement, if, following completion of the Offer, we own at least 90% of the then outstanding Shares, Parent will take all necessary and appropriate actions to effect a short-form merger of us into the Company in accordance with Nevada law.

No appraisal or dissenters’ rights are available in connection with the Offer; however, under Nevada law, stockholders continuing to own their Shares at the time of the Merger who do not vote in favor of the Merger and properly perfect their dissenters’ rights may have dissenters’ rights in connection with the Merger. See Section 18—“Dissenters’ Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in Section 15. The initial offering period of the Offer will expire at 5:00 P.M., New York City time, on Wednesday, September 12, 2007, unless we extend it.

This Offer to Purchase and the related Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

The Offer

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Initial Expiration Date. The term “Initial Expiration Date” means 5:00 P.M., New York City time, on September 12, 2007, unless we determine, or are required in certain events specified below, to extend the period of time for which the initial offering period of the Offer is open, in which case the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire.

The Offer is conditioned upon the Minimum Condition and the other conditions described in Section 15—“Conditions to the Offer.” We believe the minimum number of Shares that must be tendered and not withdrawn in order to achieve the Minimum Condition is approximately 5,177,313. Directors and executive officers of the Company, who collectively beneficially own 1,844,033 Shares and options to purchase Shares as of July 30, 2007 have agreed to tender their Shares into the Offer pursuant to the Tender and Voting Agreements. See Section 12—“Transaction Documents.”

Under the Merger Agreement, we may extend the Offer beyond the Initial Expiration Date for successive periods of at least five business days up to a maximum of 30 business days for all such extensions until the satisfaction or waiver of the conditions to the Offer. In addition, we will extend the Offer beyond the Initial Expiration Date for any period or periods as may be required by any law, rule, regulation, interpretation or position of the SEC, the staff of the SEC, or Nasdaq that is applicable to the Offer. In addition, upon the written request of the Company, we will extend the Offer for one or more periods not to exceed an aggregate of 20 business days if all of the conditions of the Offer are not satisfied, but the Company believes that such conditions are reasonably capable of being satisfied in such period.

We also have agreed in the Merger Agreement that, without the prior written consent of the Company, we will not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) impose conditions to the Offer that are different than, or in addition to, those described in Section 15—“Conditions of the Offer,” (v) amend or waive the Minimum Condition, (vi) modify the terms or conditions of the Offer in a way that broadens the scope of the conditions to the Offer or is adverse to the holders of Shares, or (vii) extend the Offer except in accordance with the Merger Agreement.

If we extend the Offer, or are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares, or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive any condition to the Offer, increase the Offer Price or amend the Offer in any respect. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15—“Conditions of the Offer.” Under certain circumstances, we and Parent may terminate the Merger Agreement and the Offer.

After the expiration of the Offer and acceptance of the Shares tendered in, and not withdrawn from, the Offer, we may, but are not obligated to, provide a subsequent offering period, if, following the consummation of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer constitute less than 90% of the then outstanding Shares entitled to vote on the adoption of the Merger Agreement. A subsequent offering period, if included, will be an additional period of between three and 20 business days beginning on the next business day following the Expiration Date, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If we include a subsequent offering period, we will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

We do not currently intend to provide a subsequent offering period in the Offer, although we reserve the right to do so. If we elect to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 A.M., New York City time, on the next business day following the Expiration Date or date of termination of any prior subsequent offering period.

Under the Merger Agreement, if the Minimum Condition is satisfied and we consummate the Offer, we have the option to purchase from the Company additional Shares equal to the lesser of (i) 15% of the Shares then outstanding and (ii) the lowest number of Shares that, when added to the number of Shares we own immediately following consummation of the Offer, constitutes at least 90% of the Shares then outstanding. We refer to this option as the “top-up option.” For purposes of the top-up option “Shares then outstanding” includes all outstanding Shares, Shares issuable upon the exercise of outstanding stock options and other equity rights, including our top-up option, but does not include Shares issuable upon conversion of the Convertible Notes. The price per Share we are obligated to pay to exercise our top-up option is equal to the higher of the Offer Price or the closing bid price of the Shares on Nasdaq on the day prior to exercise, payable in cash or a demand note bearing simple interest at a rate of 6% per annum at our option. The top-up option cannot be exercised if, among other things, (i) the number of top-up option shares would exceed the number of authorized but unissued and unreserved Shares of the Company’s common stock or (ii) the exercise of the top-up option or the issuance of Shares upon such exercise is prohibited by law or would require the approval of the Company’s stockholders.

The Company has provided us with a list of its stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions of the Offer set forth in Section 15—“Conditions of the Offer.” In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory, governmental or stockholder approvals specified in Section 15—“Conditions of the Offer.”

In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3, (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer, and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering the Company’s stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering the Company’s stockholders.

Under no circumstances will we pay interest on the purchase price for Shares.

If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit certificates representing more Shares than you wish to tender, we will return certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedure for Accepting the Offer and Tendering the Shares”, the Shares will be credited to an account maintained within DTC), promptly following the expiration, termination or withdrawal of the Offer.

3. Procedure for Accepting the Offer and Tendering Shares.

Valid Tender. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent’s Message in connection with a Book-Entry Confirmation and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at DTC, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Initial Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an “Eligible Institution”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Initial Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

(a) your tender is made by or through an Eligible Institution;

(b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Initial Expiration Date; and

(c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

You may deliver the Notice of Guaranteed Delivery by hand or mail or transmitted by facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmations with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering the Company’s stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at DTC.

Backup Withholding Tax. To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased in the Offer, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding tax by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying your exemption from backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should either complete an Internal Revenue Service (“IRS”) Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, or other applicable IRS Form W-8 in order to provide the information and certification necessary to avoid backup withholding. See Instruction 8 set forth in the Letter of Transmittal.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of the Company’s stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of the Company’s stockholders.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other stockholders of the Company.

Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the terms and conditions of the Offer and our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

You may withdraw Shares tendered in the Offer at any time on or prior to the Expiration Date. Thereafter, your tenders are irrevocable, except that they may be withdrawn at any time after Sunday, October 14, 2007 unless we have accepted your Shares for payment. If our purchase of or payment for Shares is delayed for any reason or if we are unable to purchase or pay for Shares for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and such Shares may not be withdrawn except to the extent that you are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For your withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the name of the registered owner and the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal and our determination will be final and binding. None of the Purchaser, Parent, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3—“Procedure for Tendering Shares.”

We do not currently intend to provide a subsequent offering period in the Offer, although we reserve the right to do so. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5. Certain United States Federal Income Tax Consequences.

The following is a general summary of certain U.S. federal income tax consequences of the Offer and a potential subsequent merger to the Company’s stockholders whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted into cash in any such merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances. The summary applies only to stockholders who hold their Shares as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their Shares upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This summary does not discuss the U.S. federal income tax consequences to any stockholder of the Company who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the Offer or any potential subsequent merger.

Because individual circumstances may differ, each stockholder should consult such stockholder’s tax advisor regarding the applicability of the rules discussed below to such stockholder and the particular tax effects to such stockholder of the Offer and any subsequent merger, including the application and effect of state, local and foreign tax laws or any U.S. federal tax laws other than the U.S. federal income tax laws.

The receipt of cash in exchange for Shares pursuant to the Offer or in any potential subsequent merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to in any potential subsequent merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (and the amount of any brokerage commissions, stock transfer taxes or other costs of such stockholder that are paid by us) and the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to such subsequent merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash pursuant to such subsequent merger. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the Shares for more than one year. Certain limitations apply to the use of capital losses. A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to any subsequent merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

6. Price Range of the Shares; Dividends.

The Shares currently trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “CDCY.” The following table sets forth the high and low sales process per Share for each period listed below, as reported by Nasdaq.

	High	Low
Fiscal 2005
First Quarter	$7.80	$4.65
Second Quarter	8.00	5.03
Third Quarter	9.40	5.27
Fourth Quarter	6.75	4.74
Fiscal 2006
First Quarter	$7.60	$6.00
Second Quarter	7.44	6.06
Third Quarter	6.78	4.94
Fourth Quarter	6.98	5.56
Fiscal 2007
First Quarter	$8.79	$5.60
Second Quarter	6.22	4.88
Third Quarter (through August 13)	6.78	5.00

According to its public filings, the Company has not paid cash dividends in the past five years and does not plan to do so in the foreseeable future. Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock.

On April 30, 2007, the last full day of trading prior to our informing the Company Board of our proposal to acquire all of the outstanding common stock of the Company, the reported closing price on Nasdaq for the Shares was $5.65 per Share. On August 6, 2007, the last full day of trading prior to the announcement of our intention to commence the Offer, the reported closing price on Nasdaq for the Shares was $5.29 per Share.

Before deciding whether to tender, you should obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Exchange Act Registration.

Our purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of Nasdaq, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of Shares falls below 300, (iii) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (v) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (vi) (A) the Company has stockholders’ equity of less than $2.5 million, (B) the market value of the Company’s listed securities is less than $35 million over a 10 consecutive business day period, and (C) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to the Company, as of July 30, 2007, there were outstanding 8,438,615 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10 percent stockholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders’ meetings; and the Shares would no longer be eligible for Nasdaq listing. Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

We intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning the Company.

The information concerning the Company contained in this Offer has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources, and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Parent, the Purchaser, the Information Agent or the Depositary.

General. The Company is a Nevada corporation with its principal executive offices at 2530 Riva Road, Suite 201, Annapolis, Maryland, 21401. The Company’s telephone number is (410) 224-4415. The Company is a provider of products and services to the public security market. The Company operates in four distinct segments in this marketplace: Institutional Security Systems, Attack Protection, Integrated Electronics and Public Safety and Justice. The Company’s customers include several divisions of federal, state and local governmental agencies and corporate clientele.

Available Information. The Company is subject to the informational requirements of the Securities Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or free of charge on the SEC website: http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

9. Information Concerning Parent and the Purchaser.

The Purchaser is a corporation incorporated under the laws of Nevada that was recently formed for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. It is anticipated that, prior to the consummation of the Offer, the Purchaser will not have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger. The Purchaser’s principal executive offices are located at c/o The Gores Group, LLC, 10877 Wilshire Boulevard, 18th Floor, Los Angeles, California 90024 and its telephone number is (310) 209-3010.

Parent is a corporation incorporated under the laws of Delaware that was recently formed for the purpose of effecting the Offer and the Merger. Affiliates of Gores currently own all of the outstanding capital stock of Parent. It is anticipated that, in connection with the consummation of the Offer and the Merger, Parent will issue minority or non voting equity participations to its financing partner and to Stuart Mackiernan. Prior to the consummation of the Offer, we do not expect Parent to have any significant assets or liabilities, other than ownership of the Purchaser and those that are incurred in connection with activities incident to the Offer and the Merger. Parent’s principal executive offices are located at c/o The Gores Group, LLC, 10877 Wilshire Boulevard, 18th Floor, Los Angeles, California 90024. Parent’s telephone number is (310) 209-3010.

Parent and the Purchaser are affiliates of Gores. Founded in 1987, Gores is a private investment firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm’s operating experience and flexible capital base. Gores has become a leading investor having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. The firm’s current investment fund has committed equity capital of approximately $1.3 billion. Headquartered in Los Angeles, California, Gores maintains offices in Boulder, Colorado and London.

The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I hereto.

None of the Purchaser, Parent or Gores currently owns any shares of the Company. Pursuant to the Tender and Voting Agreements, each of the Purchaser, Parent and Gores may be deemed to beneficially own 1,844,033 Shares and Options. Each of Purchaser, Parent and Gores disclaims such beneficial ownership. See Section 12—“Transaction Documents.” Except as set forth elsewhere in this Offer: (a) neither we nor, to our knowledge after reasonable inquiry, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) neither we nor, to our knowledge after reasonable inquiry, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (c) neither we nor, to our knowledge after reasonable inquiry, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations); and (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between us or any of our subsidiaries or, to our knowledge after reasonable inquiry, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand.

Except as disclosed below in Section 10—“Background of the Offer”, in the past two years, there have been no contacts, negotiations or transactions between Parent, or the Purchaser or any of their respective subsidiaries, or, to the knowledge of Parent or the Purchaser after reasonable inquiry, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Neither Parent, the Purchaser nor any of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Parent, the Purchaser nor any of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to such Schedule TO.

10. Background of the Offer.

The following information was prepared by Parent, Purchaser and the Company. Information about the Company was provided by the Company, and neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate.

The Company has been exploring strategic alternatives for over two years, including the potential sale of the Company or the sale of the individual business units of the Company. During this period the Company approached Gores, among others, regarding a potential purchase of one or more business units of the Company, but the transaction did not progress at that time.

In December 2006 Geoffrey F. Feidelberg, chief financial officer of the Company, was contacted by financial advisors of Stuart Mackiernan of Potomac Key Group, LLC on his behalf to determine whether the Company would be interested in a potential business combination transaction or sale of the Company. Mr. Mackiernan and the Company negotiated a confidentiality agreement.

Mr. Mackiernan and Gores executed a confidentiality agreement dated February 16, 2007. On February 21, 2007, Mr. Mackiernan first met with Gores to discuss a possible transaction with the Company. After several discussions, Mr. Mackiernan selected Gores as his partner to pursue a transaction.

On March 10, 2007, Gores and Mr. Mackiernan submitted an initial proposal to Marty Roenigk, chief executive officer of the Company, to acquire all of the outstanding capital stock of the Company at $8.50 per share. This represented a 39% premium to the Company’s closing share price on March 9, 2007 of $6.13, a 28% premium to the six-month average of the Company’s share price and a 30% premium to the twelve-month average of the Company’s share price. The proposal was subject to completion of due diligence and negotiation of definitive documentation. The proposal also suggested a short period of exclusivity after preliminary due diligence was completed; however, exclusivity was not granted during the transaction.

On March 11, 2007, Mr. Roenigk agreed to discuss the offer with the Company Board and have discussions with Gores about the business. On March 15, 2007, Gores, Mr. Mackiernan and representatives of Mr. Mackiernan’s financial advisor met Mr. Roenigk and Mr. Feidelberg in Severna Park, Maryland to discuss their perspectives on the business and the individual business units.

Following this initial discussion, Gores and Mr. Mackiernan began the first round of diligence on the business. After the meeting in Severna Park, Maryland, Gores sent the Company detailed diligence lists and arranged meetings with the individual business units of the Company, which took place during March and April of 2007.

In April 2007, Gores began to solicit potential financing sources for the transaction, and in so doing encountered issues, among others, related to developing a capital structure that would provide for adequate performance bonding capacity for the Company. Gores ultimately proceeded with a financing partner which it had confidence would complete the transaction and was willing to commit preferred equity investment for the transaction, as well as debt financing for any repurchase of Convertible Notes and ongoing capital requirements of the Company.

On May 1, 2007, Gores and Mr. Mackiernan submitted a revised proposal to Mr. Roenigk for the acquisition of the outstanding capital stock of the Company at an offer price of $7.75 per share. This revised proposal reflected a materially lower revenue and profitability forecast for 2007, and a more refined view of the business and potential debt financing and capital structure for a transaction. The offer of $7.75 per share represented a 37% premium to the Company’s closing share price on April 30, 2007 of $5.65, a 39% premium to the one-month average of the Company’s share price, a 22% premium to the three-month average of the Company’s share price and a 21% premium to the one-year average of the Company’s share price. Gores participated in a telephonic meeting with Mr. Roenigk and Mr. Feidelberg on the same day to discuss the proposal. Gores’ revised proposal was subject to completion of due diligence and negotiation of definitive documentation.

Mr. Roenigk responded on May 2, 2007, saying that the offer and the meeting were constructive, and that he believed that Gores’ offer to pursue a tender represented a significant advantage in terms of timing. Mr. Roenigk encouraged Gores to continue its due diligence in order to proceed toward a definitive agreement.

Gores continued to conduct its diligence review of the Company and engaged third party firms to conduct accounting and tax due diligence.

Having completed sufficient due diligence and determined a target capital structure with its financing partner, Gores also engaged in more specific discussions with existing surety providers to the Company and new potential sureties to determine performance bonding capacity levels and related cash collateral requirements for the Company going forward.

On May 14, 2007, Gores’ counsel submitted to the Company’s counsel an initial draft of the Merger Agreement, setting forth the terms of the Offer, the Merger and the related transactions. Discussions of the Merger Agreement and due diligence continued through the end of May and June 2007.

By the end of June 2007, Gores had substantially completed its review and indicated to the Company that it would be submitting another revised transaction proposal. On the morning of June 29, 2007 in a telephonic meeting, Gores presented its final revised proposal to acquire the Company to Mr. Roenigk. The offer was for $7.00 a share, which represented a 31% premium to the Company’s closing share price on June 29, 2007 of $5.46, a 30% premium to the one-month average of the Company’s closing share price, and a 29% premium to the three-month average of the Company’s closing share price. Gores indicated that several factors drove the reduction in its offer price from $7.75 to $7.00, including, among other issues, the financial performance and outlook for the Company’s business units and the significant amount of additional capital that Gores, its financing partner and the Company (through use of its cash balance) would need to contribute in order to collateralize and secure adequate performance bonding capacity for the business. Mr. Roenigk asked Gores to think of other creative options for the Company to raise the price. Mr. Roenigk invited Gores to submit its offer in writing, which he said he would share with the Company Board. Later that evening, Gores and Mr. Mackiernan submitted a formal proposal to Mr. Roenigk regarding its offer to purchase the outstanding capital stock of the Company at the $7.00 per share offer.

Mr. Mackiernan spoke with Mr. Roenigk on June 30, 2007, during which time Mr. Roenigk discussed whether we would be amenable to raising the offer price. Mr. Roenigk indicated that the Company Board had a meeting scheduled for July 2, 2007 and that he would discuss the offer with the Company Board at that time.

The Company Board met on July 2, 2007 to discuss, among other things, Gores’ proposal. Following such meeting, Mr. Feidelberg requested that Gores and Mr. Mackiernan have a follow-up telephonic meeting with John Gutfreund, a member of the Company Board, on the following day to discuss the transaction. Following several follow-up conversations, Gores and the Company Board agreed to pursue the transaction at $7.00 per share.

Over the course of July, the parties continued to discuss the terms of the Merger Agreement, including issues related to a reverse break-up fee, amount of shares issuable pursuant to the top-up option, mechanics related to the outstanding convertible notes, certain representations and warranties to be made by the Company, and the allocation of costs and fees associated with termination of the Merger Agreement. At the Company’s request, the parties also agreed that the stockholders of Parent would guarantee the financial obligations of Parent and the Purchaser under the Merger Agreement up to $3,500,000. Additionally during this time, the parties negotiated the terms of the Tender and Voting Agreements, pursuant to which certain directors and officers holding Shares would agree to, among other things, vote their Shares in favor of the Merger. In the course of negotiations, Gores agreed to reduce the total termination fee and expenses it would receive to $3,500,000 in the event the Company accepted an unsolicited superior proposal.

During the first week of August, Gores and the Company worked to finalize the Merger Agreement, the Tender and Voting Agreements, the guaranty and other ancillary documents related to the Offer and the Merger.

After the close of market on August 6, 2007, Parent and Purchaser signed the Merger Agreement, regarding Purchaser’s acquisition of the Shares at $7.00 per share, the parties to the Tender and Voting Agreements executed such agreements and Gores executed its limited guarantee. Parent received financing commitments from certain investment funds managed by Gores and its financing partner. Gores and the Company released a joint announcement regarding the transaction on the morning of August 7, 2007.

On August 14, 2007, we commenced the Offer.

11. Purpose of the Offer; Statutory Requirements; Plans for the Company.

Purpose of the Offer. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

If the Merger is consummated, Parent’s common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company’s business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 12—“Transaction Documents.” Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 32% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement.

Stockholder Approval. Pursuant to the Merger Agreement, following the consummation of the Offer, the Purchaser shall be merged with and into the Company in accordance with Title 7 of the Nevada Revised Statutes (“NRS”) and Section 92A.200 thereof, with the Company surviving and becoming a wholly-owned subsidiary of Parent. Each issued and outstanding Share (other than Shares owned by Parent, the Purchaser, any other subsidiary of Parent, or stockholders, if any, who are entitled to and who properly perfect their dissenters’ rights under the NRS) will be converted into the right to receive the Merger Consideration (as defined in Section 12—“Transaction Documents” below), without interest.

The NRS requires that the Merger be approved by the Company Board and, if the “short-form” merger procedure described below is not available, approved by the holders of a majority of the Company’s outstanding voting securities. The Company’s Articles of Incorporation however, require approval by at least 60% of the Company’s outstanding voting securities for a merger with a beneficial owner of 5% or more of the Shares. The Company Board has unanimously adopted and approved the Offer, the Merger and the Merger Agreement. As a result, the only additional action that may be necessary to effect the Merger is approval of the Merger Agreement by the Company’s stockholders if the “short-form” merger procedure is not available. If required by the NRS, the Company will call, notice and hold a special meeting of its stockholders as soon as practicable following the consummation of the Offer for the purposes of considering and voting upon the Merger. At any such meeting, all Shares then owned by the Purchaser will be voted in favor of the approval of the Merger. If the transactions contemplated by the Merger Agreement are consummated, the Purchaser will have sufficient voting power to effect approval of the Merger without the affirmative vote of any other stockholder of the Company. If appropriate, and in lieu of voting at a special stockholders’ meeting, the Merger may be approved by written consent. The NRS provides for a “short-form” merger procedure in NRS 92A.180 if a corporation owns at least 90% of the outstanding shares of each class of voting stock of a subsidiary corporation. A “short-form” merger may be consummated without prior notice to, or the approval of, the other stockholders of the subsidiary and there are no conflicting provisions in its articles of incorporation. Accordingly, if, as a result of the Offer, Parent or the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser intends to effect the Merger without further notice to, or any action by, any other stockholder of the Company.

Plans for the Company. Under the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser in the Offer, Parent currently intends to seek the maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Company Board who were directors on August 6, 2007 and who are not employees of the Company. In addition, it is expected that following the consummation of the Offer, Stuart Mackiernan will become the chief executive officer of the Company. It is also expected that the Company’s chief financial officer, Geoffrey F. Feidelberg, will continue in a transitional role following the consummation of the Offer. Finally, we intend to cause the Company to incur indebtedness to the extent required to repurchase any Convertible Notes tendered under the terms of their indenture following the consummation of the Offer and to provide for the working capital requirements of the Company.

During the pendency of the Offer, Parent intends to continue its detailed review of the Company, its operations and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company’s business, corporate structure or business, certificate of incorporation, by-laws, indebtedness, capitalization, board of directors, management, personnel, location and dividend rate or policy. Purchaser intends to create efficiencies, increase profitability and drive revenue growth at the Company’s business units.

The Merger Agreement provides that the officers and directors of the Purchaser at the Effective Time will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, purchase, sale or transfer of material amounts of assets, relocation of operations, involving the Company or any of its subsidiaries, or any material changes in the Company’s corporate structure, business or composition of its management.

12. Transaction Documents.

The Merger Agreement.

This section of the Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit d(1) to the Tender Offer Statement on Schedule TO filed by us on August 14, 2007 and is incorporated herein by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Offer and the Merger. The Merger Agreement is not intended to provide you with any other factual information about us, Parent or the Company. Such information can be found elsewhere in this Offer to Purchase.

The Offer.

The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in Section 1—“Terms of the Offer” and Section 15—“Conditions of the Offer.”

The Top-Up Option.

Under the Merger Agreement, if the Minimum Condition is satisfied and we consummate the Offer, we have a “top-up option” to purchase from the Company additional Shares equal to the lesser of (i) 15% of the Shares then outstanding and (ii) the lowest number of Shares that, when added to the number of Shares we own immediately following consummation of the Offer, constitutes at least 90% of the Shares then outstanding. For purposes of the top-up option “Shares then outstanding” includes all outstanding Shares, Shares issuable upon the exercise of outstanding stock options and other equity rights, including our top-up option, but does not include Shares issuable upon conversion of the Convertible Notes. The price per Share we are obligated to pay to exercise our top-up option is equal to the higher of the Offer Price or the closing bid price of the Shares on Nasdaq on the day prior to exercise, payable in cash or a demand note bearing simple interest at a rate of 6% per annum at our option. The top-up option cannot be exercised if, among other things, (i) the number of top-up option shares would exceed the number of authorized but unissued and unreserved Shares of the Company’s common stock or (ii) the exercise of the top-up option or the issuance of Shares upon such exercise is prohibited by law or would require the approval of the Company’s stockholders.

The Merger. The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, no later than the third business day after all conditions to the Merger contained in the Merger Agreement are satisfied or waived and after the approval and adoption of the Merger Agreement by the stockholders of the Company, to the extent required by Nevada law. Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation.

Vote Required to Approve Merger. Pursuant to the Company’s Articles of Incorporation and Nevada law, the affirmative vote of the holders (including Purchaser following its acceptance of Shares for payment under the Offer) of at least 60% of the outstanding Shares is necessary to approve the Merger, unless the Purchaser acquires 90% of the outstanding Shares and can conduct a “short form” merger as described below.

Conditions to the Merger. The Merger Agreement provides that the obligations of Purchaser, Parent and the Company to effect the Merger are subject to satisfaction or waiver of, to the extent permitted by law, the following conditions:

•	to the extent required by Nevada law and the Company’s Articles of Incorporation, the Merger Agreement will have been adopted by holders of at least 60% of the then outstanding Shares;

•	no order or injunction of a court of competent jurisdiction is in effect preventing the consummation of the Merger;

•

we (or Parent on our behalf) shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer (as may have been extended in accordance with the Merger Agreement), and such shares shall represent at least 53% of the total number of Shares outstanding (including Shares issuable upon the exercise of outstanding stock options and other equity rights, other than the Convertible Notes);

•	any subsequent offering period in effect shall have expired; and

•

any material consents required in connection with the Merger shall have been received and any waiting period (and any extension thereof) under the Hart-Scott Antitrust Improvements Act of 1976 (the “HSR Act”) or merger control or competition laws or regulations, if applicable to the consummation of the Merger, shall have expired or terminated.

Conversion of Securities in the Merger. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their dissenters’ rights in respect of such Shares under Nevada law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share (the “Merger Consideration”). Each Share that is owned by the Purchaser or Parent, as well as each Share owned as treasury stock, will be cancelled and extinguished and no consideration will be delivered in exchange for such Shares.

Payment for Shares in the Merger. Parent or Purchaser will deposit, or cause to be deposited, funds with Continental Stock Transfer & Trust Company, as the paying agent, as soon as and in the amounts necessary to enable the paying agent to make payments of the Merger Consideration. Promptly after the Effective Time, the paying agent will mail to each holder of record of Shares immediately prior to the Effective Time whose Shares were converted into the right to receive the Merger Consideration a form of letter of transmittal and instructions to obtain payment of the Merger Consideration. Promptly after surrender of a completed letter of transmittal, and the stock certificates for Shares to the extent certificated, the paying agent will pay the Merger Consideration for such Shares to the holder of the stock certificates or of Shares represented by book entry.

Treatment of Stock Options. Each holder of an option to purchase Shares (an “Option”) granted under a Company stock option plan or otherwise, which Option has an exercise price of less than the Offer Price, will be entitled to receive from the Company, and shall receive, in settlement of such Option an amount equal to (i) the Offer Price less the exercise price per share of such Option multiplied by (ii) the number of Shares subject to such Option. Such amount will be reduced by the amount of any applicable withholding taxes. Payment of such amount is subject to written acknowledgement by the holder of the Option that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated. Each holder of an Option with an exercise price equal to or greater than the Offer Price will not receive any consideration for such Option. All Options will be cancelled at the Effective Time.

Treatment of Convertible Notes. The Company’s outstanding 6.25% Convertible Subordinated Notes due 2011 (the “Convertible Notes”) are convertible into Shares prior to the effective time of the Merger at a conversion price per Share of $13.89. We do not anticipate that any Convertible Notes will be converted into Shares to be acquired in the Offer or the Merger at the current Offer Price. As a result of the change of control of the Company that is expected to occur as a result of the Offer, the Company will have the right to redeem the Convertible Notes at a price currently equal to 104% of the their outstanding principal amount. However, we do not anticipate that the Company will exercise this right. If the Company does not exercise its redemption right, following the consummation of the Offer the holders of the Convertible Notes will have the right to require the Company to repurchase the notes under the terms of the indenture. After the consummation of the Merger, we expect to execute a supplemental indenture to assume the outstanding Convertible Notes of the Company. Thereafter, holders of the Convertible Notes will have the rights afforded them under the Convertible Note indenture, including the right to convert into the right to be paid, without interest, the per Share merger consideration paid to holders of Shares in the Merger.

Company Board. Immediately upon the purchase of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer following satisfaction of the Minimum Condition, Purchaser will be entitled to designate such number of directors (rounded up to the next whole number) on the Company Board equal to the number of directors on the Company Board (giving effect to any increase in the number of directors) multiplied by the percentage that the number of Shares beneficially owned by Parent, Purchaser and its affiliates bears to the total number of then outstanding Shares. Notwithstanding the foregoing, the Company will use its commercially reasonable efforts to assure that until the Effective Time the Company Board will include at least two members who were directors on August 6, 2007 and who are not employees of the Company. The Company and the Company Board shall, after the purchase of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, upon request of Purchaser, immediately increase the size of the Company Board, secure the resignations of such number of directors or remove such number of directors, or any combination of the foregoing as is necessary to enable Purchaser’s designees to be so elected to the Company Board. We anticipate that we would initially nominate directors and officers of Parent or other of our affiliates to any positions available on the Company Board.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties from both Parent and Purchaser as well as the Company.

Conduct of Company’s Business Pending Merger. The Company is subject to restrictions on the conduct of its business from August 6, 2007 until the Effective Time. The Company has agreed that during this period to (i) conduct the business of the Company and its subsidiaries in the ordinary course and consistent with past practice and perform its material contractual obligations as and when due, (ii) use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its and its subsidiaries’ officers and employees, to maintain satisfactory relationships with all persons with whom it and its subsidiaries do business, and to preserve the possession, control and condition of all of its and its subsidiaries’ assets, in each case in all material respects, and (iii) timely file with the SEC all documents required to be filed by it under the Exchange Act. Without limiting the generality of the foregoing, the Company also has agreed, subject to some exceptions, that neither it nor any of its subsidiaries will engage in certain activities without the prior written consent of Parent. These activities are more fully described in the Merger Agreement, and include the following:

•	amend or propose to amend its articles of incorporation or bylaws (or comparable governing instruments);

•

issue, grant, sell, pledge, or dispose of any Shares, Options or equity rights or any voting debt (other than Shares issued in connection with options outstanding at the Effective Time or propose to take any such actions);

•	split, combine, or reclassify any shares of its capital stock;

•

declare, set aside or pay any dividend or other distribution or payment with respect to the Company’s capital stock or other equity securities of the Company or make any redemption, purchase or other acquisition of any of the securities of the Company or make any other payment to any stockholder of the Company (in such capacity);

•

borrow any amount or incur any material expenses or obligations of any kind (whether contingent or otherwise) or enter into any material transactions or waive any material rights other than in the ordinary course of business;

•

create, incur, assume, forgive, or make any material changes to the terms of collateral of any indebtedness, receivables or employee or officer loans or advances, except borrowings under the Company’s revolving credit facility and other than performance bonding and providing collateral in connection therewith in the ordinary course consistent with past practices;

•	waive any material right or compromise or settle any material litigation or arbitration proceeding;

•

materially increase the level of benefits under any employee benefit plan, or enter into or amend any employment agreement, retention agreement, severance agreement, change of control agreement or similar agreement with any officer, director or employee of the Company or any of its subsidiaries;

•

amend in any material respect or terminate any material contract or permit a material contract with a customer capable of renewal or extension to expire or terminate (and not be renewed) by its terms, or enter into any material contract, in each case outside of the ordinary course of business;

•	make any individual capital expenditure in excess of $100,000 or make any capital investment in or loan to, or any acquisition of the securities or assets of, any other person;

•	sell, transfer, dispose of, encumber or agree to sell, transfer, dispose of or encumber any material assets of the Company or any of its subsidiaries other than in the ordinary course of business;

•

engage in any merger, consolidation, dissolution, liquidation, sale of a material portion of the assets of, or a material reduction in force of, the Company any of its subsidiaries or their respective businesses;

•	materially change the amount of insurance coverage provided by any insurance policies;

•	suffer any non-issuance of a surety bond or suffer a material increase in premium for comparable surety bonds;

•	suffer the material loss, damage or destruction of any material asset or property (whether or not covered by insurance);

•	adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or, other than in the ordinary course consistent with past practices, its agents;

•	fail to timely make any filings required by the SEC;

•	violate in any material respect any applicable law or fail to maintain in full force and effect any Company permit;

•

close or materially reduce the Company’s or any of its subsidiaries’ activities, effect any layoff or other Company-initiated material personnel reduction or change, at any of the Company’s or any of its subsidiaries’ facilities;

•	increase the wage or salaries of employees other than in the ordinary course of business consistent with the Company’s past practices;

•

accelerate the collection of accounts receivable or delay or fail to pay accounts payable or any other material obligation when due, other than in the ordinary course of business or those contested in good faith; or

•

make any change in its method of accounting or accounting practices for financial reporting purposes, make a material revaluation of any of its assets or liabilities or make a material change in tax accounting methods, material tax elections or amendments or revocation thereof, or settle or compromise any material tax dispute with respect to the Company.

Approvals and Consents. In the Merger Agreement, each of the Company, Parent and Purchaser agreed to use its reasonable efforts to:

•

file all necessary filings with governmental authorities and any additional information requested by any governmental authority in connection with the transactions contemplated by the Merger Agreement;

•	coordinate and cooperate with each other with respect to such approvals, applications and filings;

•	obtain all consents from third parties required for the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement; and

•

take all actions and do all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

Additionally, as described above, if a “short form” merger is not available to purchaser under applicable law, the affirmative vote of the holders (including Purchaser following its acceptance of Shares for payment under the Offer) of at least 60% of the outstanding Shares will be required to consummate the Merger.

Indemnification; Insurance. In the Merger Agreement, Parent agreed to honor, and to cause the Surviving Corporation to honor, all obligations of the Company and its subsidiaries to their current and former directors, officers, agents or employees to the fullest extent permitted under Nevada law and under the Company’s and its subsidiaries’ respective existing articles of incorporation and bylaws. Parent also agreed to advance expenses of each such person incurred in the defense of any claim subject to indemnification by Parent or the Surviving Corporation. Prior to the Effective Time, the Company will purchase a prepaid director and officer “tail” policy for a six year period, which policy will provide coverage in the equivalent amount and on no less favorable terms as the Company’s current directors’ and officers’ liability insurance.

Nonsolicitation Obligation. Except as otherwise set forth below, the Merger Agreement provides that the Company will not, and will cause its subsidiaries and their respective officers and directors not to, and will not authorize the Company’s employees, agents or consultants to, directly or indirectly:

•	solicit, encourage, initiate or seek the making, submission or announcement of any Acquisition Proposal, as defined below;

•

furnish any non-public information regarding the Company to any person (other than Purchaser or Purchaser or their representatives) in connection with or in response to an Acquisition Proposal or an inquiry that the Company believes in good faith could be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal, except as to the existence of these provisions;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Company Board of the Offer, the Merger Agreement or the Merger;

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

•	cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal.

However, the Merger Agreement does not prohibit or limit the Company or the Company Board from furnishing nonpublic information regarding the Company to, or entering into discussions or negotiations with, any person in response to an unsolicited, bona fide written Acquisition Proposal that the Company Board concludes in good faith could reasonably be expected to result in a Superior Proposal, as defined below, if and only if (1) the Company has not violated any of the restrictions set forth above in connection with the receipt of such Acquisition Proposal, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such action with respect to such Acquisition Proposal is required to comply with the fiduciary duties of the Company Board to the stockholders of the Company under applicable law, (3) the Company receives from such person an executed confidentiality agreement with provisions on substantially similar terms as, or on terms no less favorable to the Company than, those applicable between the Company and Purchaser, and (4) the Company furnishes such nonpublic information to such person and to Purchaser at substantially the same time.

The Company has agreed to promptly (and in any event within 24 hours) notify Parent of any Acquisition Proposal. The Company has agreed to keep Parent reasonably informed of the status and terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and any communications with any person regarding a potential Acquisition Proposal, including providing Parent copies thereof or written summaries of any oral discussions with respect to any such proposal.

Under the Merger Agreement, the term “Acquisition Proposal” means (other than the transactions contemplated by the Merger Agreement) any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of assets representing 20% or more of the assets of the Company, (ii) any issuance, sale, or other disposition of securities representing 20% or more of the voting power of the Company, (iii) any tender offer, exchange offer or other transaction in which, if consummated, any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding voting capital stock of the Company, or (iv) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution involving the Company. Under the Merger Agreement, the term “Superior Proposal” means a bona fide, written Acquisition Proposal for 75% or more of the Shares (or the consolidated assets of the Company and its subsidiaries representing 75% or more of the consolidated value of the Company and its subsidiaries) on terms that the Company Board determines, in good faith after consultation with the Company’s outside legal counsel and financial advisors, would result in a transaction that is more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by the Merger Agreement taking into account all terms and conditions of such Acquisition Proposal and the likelihood of consummation thereof.

Change in Recommendation/Termination in Connection with a Superior Proposal. Despite the foregoing, the Company Board may at any time prior to the first acceptance of the Shares and deposit of payment therefor pursuant to the Offer (i) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger and/or (ii) approve or recommend a Superior Proposal if:

•	an unsolicited, bona fide written offer is made to the Company by a third party for an Acquisition Proposal, and such offer is not withdrawn;

•	the Company Board determines in good faith, after consultation with its financial advisor, that such offer constitutes a Superior Proposal;

•

following consultation with outside legal counsel, the Company Board or a committee of disinterested directors determines that the withdrawal or modification of its approval or recommendation of the Offer, the Merger Agreement or the Merger is required to comply with the fiduciary duties of the Company Board to the stockholders of the Company under applicable law;

•

such approval or recommendation is not withdrawn or modified in a manner adverse to Purchaser at any time prior to three business days after Purchaser receives written notice from the Company confirming that the Company Board has determined that such offer is a Superior Proposal; and

•

at the end of such three business day period, after taking into account any adjustment or modification of the terms of the Merger Agreement proposed by Purchaser, the Company Board again makes the determination in good faith that the withdrawal or modification of such approval or recommendation of the Offer, the Merger Agreement or the Merger is required to comply with the fiduciary duties of the Company Board to the stockholders of the Company under applicable law.

However, the Company may not terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, unless in advance of or concurrently with such termination the Company pays Parent the Termination Fee and Termination Expenses, each as described in further detail in “—Termination Expenses and Fees” below.

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned:

1) by mutual written consent of Parent and the Company;

2) by either Parent or the Company if the time of the first acceptance of the Shares and deposit of payment therefor pursuant to the Offer (the “First Acceptance Date”) has not occurred on or before November 30, 2007. Such right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the First Acceptance Date to occur on or before such date;

3) by either Parent or the Company, if any governmental authority has issued or enforced any injunction or taken any other action having the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, provided that the party seeking to terminate will have used its commercially reasonable efforts to have any restraint vacated, dismissed or withdrawn prior to the First Acceptance Date;

4) by Parent, if prior to the First Acceptance Date, neither Parent nor the Purchaser is in material breach of its obligations under the Merger Agreement, and if the Company’s representations or warranties under the Merger Agreement are untrue or inaccurate in any material respect or the Company has materially breached any of its covenants or agreements under the Merger Agreement such that a condition of the Offer would not be satisfied, and the Company has not cured such breach or failure within ten days of notice thereof;

5) by the Company, if prior to the First Acceptance Date, the Company is not in material breach of its obligations under the Merger Agreement, and if the Parent’s or Purchaser’s representations or warranties under the Merger Agreement are untrue or inaccurate in any material respect or would materially and adversely affect the ability of the Company, the Purchaser or Parent to consummate the transactions contemplated by the Merger Agreement or the Parent or Purchaser has failed to satisfy in any material respect its covenants or agreements under the Merger Agreement such that a condition of the Offer would not be satisfied, and the Parent or the Purchaser has not cured such breach or failure within ten days of notice thereof;

6) by Parent, if prior to the First Acceptance Date, the Company Board shall have (i) withdrawn or modified in a manner adverse to Parent the approval or recommendation of the Offer, the Merger Agreement and the Merger, (ii) recommended or approved any Acquisition Proposal, (iii) entered into or publicly announced the Company’s intention to enter into a binding, definitive written agreement (excluding a confidentiality agreement) with respect to an Acquisition Proposal, (iv) following the disclosure or announcement of an Acquisition Proposal, the Company Board fails to reaffirm publicly the Offer, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly, (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, or (vi) an Acquisition

Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after Parent requests in writing that the Company take a position with respect to such Acquisition Proposal; or

7) by the Company, if the Company Board shall have withdrawn or modified in a manner adverse to Parent the approval or recommendation of the Offer, the Merger Agreement or the Merger, but only after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, and if Parent does not, within three business days of Parent’s receipt of the notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors), to be at least as favorable to the Company’s stockholders as the Superior Proposal.

Termination Expenses and Fees. In certain circumstances following a termination of the Merger Agreement. the Company shall pay to Parent a fee not to exceed $1,500,000 for reasonably documented out of pocket and allocated expenses incurred by Parent, Purchaser and their respective affiliates prior to notice of termination (the “Termination Expenses”). In addition, if certain other conditions are met, the Company will also pay to Parent a fee equal to the greater of (a) $3,500,000 minus the Termination Expenses or (b) $2,000,000 (the “Termination Fee”). Finally, following the termination of the Merger Agreement in certain other circumstances Parent will pay to the Company the Termination Fee and reimburse the Company’s reasonably documented out of pocket expenses up to $1,500,000 (the “Company Expenses”). Requirements to pay the Termination Fee, the Termination Expenses and the Company Expenses is summarized as follows:

•

If the Merger Agreement is terminated by Parent because of the reasons identified in Item 4 above, the Company will pay Parent the Termination Expenses and, if such termination related to the failure of the Company to perform its covenants or agreements under the Merger Agreement and the Company subsequently enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within 12 months of such termination, the Company will also pay to Parent the Termination Fee.

•

If the Merger Agreement is terminated by Parent because of the reasons identified in Item 6 above (so long as neither Parent nor Purchaser is then in material breach of any of its representations, warranties or covenants) or by the Company because of the reasons identified in Item 7 above, the Company will pay to Parent the Termination Expenses and the Termination Fee.

•

If the Merger Agreement is terminated by either Parent or the Company for the reasons identified in 2 above where the Minimum Condition and the other conditions to the Offer have been satisfied without Purchaser having accepted all Shares tendered for payment or the Merger Agreement is terminated by the Company for the reasons identified in Item 5 above (so long as the Company is not then in material breach of any of its representations, warranties or covenants), Parent will pay the Company the Termination Fee and the Company Expenses.

Tender and Voting Agreements.

The officers and directors of the Company listed below, as beneficial owners of the Shares and Shares issuable upon exercise of outstanding Options next to their names below, entered into tender and voting agreements with us, dated as of August 6, 2007 (the “Tender and Voting Agreements”), that, among other things (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the Merger (including adoption of the Merger Agreement) and against any action or agreement which would materially impede, interfere with, or prevent, the Merger, (iii) obligate them to tender, and not withdraw, all their Shares prior to the expiration of the Offer, and (iv) subject to certain conditions, obligate them to exercise their Options (to the extent such Options have an exercise price less than the Offer Price) to the extent necessary to meet the Minimum Condition and tender any Shares issued in connection with such exercise of Options:

		As of July 30, 2007
Stockholder	Shares beneficially owned excluding Shares issuable upon exercise of outstanding Options (vested and unvested)	Shares issuable upon exercise of outstanding Options (vested and unvested)	Total Shares beneficially owned
Ronald J. Angelone	0	50,000	50,000
David W. Clark, Jr.	20,866	61,500	82,366
Albert R. Dowden	0	30,000	30,000
Geoffrey F. Feidelberg	6,062	180,000	186,062
John H. Gutfreund	0	40,000	40,000
Wade B. Houk	100	56,500	56,600
Martin A. Roenigk	1,249,005	150,000	1,399,005

TOTAL	1,276,033	568,000	1,844,033

Based on the number of Shares outstanding as of July 30, 2007, the number of Shares collectively beneficially owned by these stockholders and certain trusts and limited partnership entities affiliated with certain of such persons (excluding the Shares issuable upon exercise of outstanding Options set forth above) represents approximately 15.1% of the Company’s issued and outstanding common stock. Any Shares acquired by such stockholders after August 6, 2007 and prior to the termination of the applicable Tender and Voting Agreement will also be subject to the Tender and Voting Agreement.

This summary is qualified in its entirety by reference to the Form of Tender and Voting Agreement, which is filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO filed by us on August 14, 2007 and is incorporated by reference herein.

Guaranty

In connection with the Merger Agreement, affiliates of Gores that own Parent have provided the Company a guarantee of payment of the termination fee and Company expenses payable by Purchaser, if any, and Parent’s and Purchaser’s obligation for breach of the Merger Agreement, subject to the terms and limitations thereof, up to a maximum amount of $3,500,000. The guaranty will remain in full force and effect until terminated by the guarantors following the termination of the Merger Agreement. Any termination of the guaranty will have no effect upon obligations arising under it prior to termination. The guaranty is the Company’s sole recourse against each guarantor. A copy of the guaranty is included as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO filed buy us on August 14, 2007 and is incorporated herein by reference.

Confidentiality Agreement

On February 16, 2007, Gores entered into a confidentiality agreement with Potomac Key Group, LLC, an affiliate of Stuart MacKiernan, pursuant to which, among other things, Gores agreed to keep confidential certain information it received regarding the Company, as well as, to standstill restrictions regarding certain purchases of the Company’s securities and other matters for a period of one year. A copy of the confidentiality agreement is included as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO filed by us on August 14, 2007 and is incorporated herein by reference.

13. Source and Amount of Funds.

Parent and the Purchaser estimate that the total amount of funds required to consummate the Offer will be approximately $59 million plus any related transaction fees and expenses. The Purchaser will acquire all such funds from Parent, which will acquire all such funds from affiliates of Gores, its financing partner and Stuart Mackiernan. Accordingly, we expect to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer. The Offer is not subject to any financing condition.

Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

14. Dividends and Distributions.

As discussed in Section 12 above, the Merger Agreement provides that from August 6, 2007 until the Effective Time, the Company and its subsidiaries will not, without the prior written consent of the Parent, (i) declare, set aside or pay any dividend or other distribution with respect to the Company’s capital stock; (ii) redeem any of the securities of the Company or make any other payment to any stockholder of the Company; (iii) split, combine or reclassify any shares of its capital stock; or (iv) authorize for issuance, issue, grant, sell, pledge, or dispose of any shares of, any options or equity rights or any voting debt securities, other than Shares issued pursuant to the exercise of any Options outstanding as of August 6, 2007.

15. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, (including Rule 14e-1(c) under the Exchange Act relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Initial Expiration Date the Minimum Condition shall not have been satisfied, or if, at any time on or after August 6, 2007, and before expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of government approvals), any of the following conditions exist:

1) there shall have been entered, enforced, instituted or issued by any governmental authority, any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree: which (i) makes illegal, or prevents, materially restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; (ii) prohibits or materially limits the ownership or operation by the Company, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries; (iii) imposes material limitations on the ability of Parent, the Purchaser or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent or the Purchaser pursuant to the Offer or otherwise on all matters presented to the Company’s stockholders, including the approval and adoption of the Merger Agreement and the Merger; (iv) would reasonably be expected to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect Parent’s or the Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement; provided that in each case, the Company, Parent and the Purchaser shall have used commercially reasonable efforts to remove or seek relief from such judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree to consummate the Offer;

2) there shall have been any law, statute, rule, regulation, legislation or interpretation of any nature enacted, enforced, promulgated or issued by any governmental authority or deemed by any governmental authority applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (1) above;

3) a Material Adverse Effect shall have occurred;

4)(i) it shall have been publicly disclosed, or Parent shall have otherwise learned, that any Person, other than Parent or Purchaser, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of any of the then outstanding Shares, or (ii) the Company Board shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or Purchaser, the recommendation of the Offer, the Merger or the Merger Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal (as defined in Section 12—“Transaction Agreements”), (C) caused the Company to enter into any agreement relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

5) the representations and warranties of the Company (i) set forth in the Merger Agreement (other than relating to the capitalization of the Company or the authorization of the Company to enter into the Merger Agreement) shall not be true and correct except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or aggregated with all such failures, would not be reasonably expected to have a Material Adverse Effect and (ii) relating to the capitalization of the Company or the authorization of the Company to enter into the Merger Agreement shall not be true and correct in any material respect in each case on the date of the Merger Agreement and as of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

6) the Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Merger Agreement;

7) there shall have been instituted or pending any litigation brought by or on behalf of a government authority against the Company, its subsidiaries or its executive officers or directors, or there shall have been any investigation or proceeding by a government authority commenced, which would reasonably be expected to have a Material Adverse Effect;

8) the Agreement shall have been terminated in accordance with its terms;

9) if required, the applicable waiting period (if any) under the HSR Act shall not have expired or been terminated; or

10) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or Nasdaq, other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index and (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States.

The foregoing conditions are for the sole benefit of Parent, the Purchaser and our affiliates and may be asserted by us in our reasonable discretion regardless of the circumstances (excluding any affirmative action or omission by or us) giving rise to any such conditions or may be waived by us in our reasonable discretion in whole or in part at any time or from time to time before the Expiration Date (provided that all conditions to the Offer must be satisfied or waived prior to expiration of the Offer). We expressly reserve the right to waive any of the conditions to the Offer (other than the Minimum Condition or the expiration or termination or any applicable waiting period under the HSR Act) and to make any change in the terms of or conditions to the Offer. Our failure at anytime to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 15 shall be final and binding upon all parties.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or the ability for the Company to consummate the transactions contemplated by the Merger Agreement, except in each case for any such effects resulting from, arising out of, or relating to any of the following shall be disregarded when determining whether a Material Adverse Effect has occurred or is reasonably likely to occur: (i) the taking of any action required under the Merger Agreement or the transactions contemplated hereby; (ii) any change in general economic conditions or in the industries or markets in which the Company or any of its subsidiaries operates or in the securities markets which changes do not affect the Company and its subsidiaries to a materially disproportionate degree as compared to the other entities operating in such markets or in the United States banking or securities markets; (iii) changes in generally accepted accounting principles; (iv) the announcement of the Merger Agreement and the transactions contemplated thereby (including the resignation of employment of any officer or director); (v) changes in laws of general applicability or interpretations thereof by courts or governmental entities; or (vi) the failure of the Company to meet publicly disclosed forecasts or projections so long as such failure is not due to an independent event or circumstance that would be a Material Adverse Effect.

16. Legal Matters; Required Regulatory Approvals; Going Private Transactions.

Except as set forth in this Offer and the Company’s disclosures to us in the Merger Agreement, we are not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, except as set forth in this Offer, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under “State Takeover Laws.” Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to the Company’s or its subsidiaries’ businesses, or that certain parts of the Company’s, Parent’s, the Purchaser’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See “Introduction” and Section 15—“Conditions of the Offer” for a description of the conditions of the Offer.

State Takeover Laws. A number of states (including Nevada, where the Company is incorporated) have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, the Purchaser does not believe any of these laws will, by their terms, apply to the Offer or the Merger. NRS Section 78.378 of the NRS, in general, provides that a person offering to acquire a controlling interest in certain Nevada corporations obtains only such voting rights in the acquired shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders or as otherwise set forth therein. In addition, NRS Section 78.423, in general, could prevent an “interested stockholder” (including an affiliate or a person who owns or has the right to acquire 10% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Nevada corporation for a period of three years following the date such person became an interested stockholder, unless the board of directors of the Nevada corporation approves the transaction by which the interested person becomes a stockholder prior to requisite purchase of shares. The Company Board, by its approval of the Offer, Merger and Merger Agreement, has taken all appropriate action necessary to render this provision of the NRS satisfied and/or inapplicable to the Offer, Merger and the Merger Agreement.

In addition, a number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer, Merger or the Merger Agreement and we have not attempted to comply with any such laws. Should any person seek to apply any state takeover law(s), we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer, Merger or the Merger, Agreement and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or we may be delayed in continuing or consummating the Offer, Merger and the Merger Agreement. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—“Conditions of the Offer.”

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The Company may apply to the SEC to terminate such registration if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. We intend to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain going private transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Antitrust Laws. Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, we believe that the acquisition of Shares in the Offer and any subsequent merger or similar business combination should not violate any applicable federal or state antitrust laws. However, federal and/or state antitrust authorities and private parties may bring legal action in certain circumstances under antitrust laws seeking to enjoin the Offer or to impose legal conditions on it. We cannot be certain that a challenge to the Offer or any subsequent merger or other business combination on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

17. Fees and Expenses.

We have retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, electronic mail, facsimile, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, we have retained Continental Stock Transfer & Trust Company as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, we have not and do not currently intend to pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. Dissenters’ Rights.

Dissenters’ rights are not available as a result of the Offer. In addition dissenters’ rights are not available to anyone who votes in favor of or to approve the Merger.

In lieu of accepting the Merger consideration pursuant to the Merger, stockholders may assert dissenters’ rights and be paid the “fair value” of their Shares provided that such stockholders comply with the provisions of the NRS.

The following is a brief summary of the statutory procedures to be followed in order to dissent from the Merger and assert dissenters’ rights under Nevada law. This summary is not intended to be complete description and is qualified in its entirety by reference to NRS Sections 92A.300-92A.500, inclusive. Any stockholder considering asserting dissenters’ rights is advised to consult qualified legal counsel. Dissenters’ rights, if any, will not be available unless and until the Merger is consummated.

Stockholders of record who desire to assert dissenters’ rights must fully satisfy all of the following conditions. If the Merger is required to be submitted to a vote at a stockholders’ meeting, we will send to each stockholder of record a notice regarding such meeting, which will include a statement that stockholders are or may be entitled to assert dissenters’ rights (the “Notice of Dissenters’ Rights”) and will include a current version of NRS Sections 92A.300-92A.500, inclusive. In order to assert such rights, the dissenting stockholder must deliver to the Company written notice of his or her intent to demand payment for shares if the Merger is approved (a “Demand Notice”), before the taking of the vote on the approval of the Merger. Stockholders electing to exercise their dissenters’ rights must not vote in favor of the approval of the Merger. The Company must deliver a written notice to all dissenters (the “Notice of Merger”), no later than ten days after the effectuation of the Merger (and include in such notice a copy of NRS Sections 92A.300-92A.500, inclusive, and any other information required thereby).

If the Merger is not required to be submitted to a vote at a stockholders’ meeting, the Company will send to all stockholders of record a Notice of Merger and a Notice of Dissenters’ Rights no later than ten days after the effectuation of the Merger. Stockholders electing to exercise their dissenters’ rights must deliver to the Company a Demand Notice.

Any Demand Notice must be delivered within the time period set forth in the Notice of Merger, which may not be less than 30 days or more than 60 days after the date the Notice of Merger is delivered to the stockholders. The Demand Notice must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the Demand Notice for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

A record owner, such as a broker, who holds Shares as a nominee for others, may exercise dissenters’ rights as to fewer than all of the Shares registered in his name only if he dissents with respect to all Shares beneficially owned by any one person. In such case, the Demand Notice must set forth the name and address of each person on whose behalf dissenters’ rights are being asserted. Beneficial owners who are not record owners may assert dissenters’ rights as to shares held on their behalf if they (i) submit to the Company the written consent of the stockholder of record to the dissent no later than the time the beneficial stockholder asserts dissenters’ right and (ii) do so with respect to all shares of which they are the beneficial stockholder or over which they have voting power.

The Demand Notice must be accompanied by proof of authority or applicable order of appointment if signed by other than exercise by the named shareholder.

Failure to adhere to the Demand Notice procedures may cause the Demand Notice to be deemed defective. In such case, the dissenters’ rights may be lost and the dissenting shareholder may receive only the Merger consideration, without interest.

Stockholders who elect to assert dissenters’ rights must mail or deliver their Demand Notice to: the Company, 2530 Riva Road, Suite 201, Annapolis, Maryland, 21401, Attn: Geoffrey F. Feidelberg, CFO.

If the dissenting stockholder was not the beneficial owner of the Shares before the date set forth in the Notice of Merger as the date of the first announcement to the news media or to the stockholders of the terms of the Merger, the Company will have the right to elect to withhold payment from such dissenting stockholder. To the extent that the Company elects to withhold payment from such dissenter, after effectuating the Merger, the Company will be required to estimate the fair value of such holder’s Shares, plus accrued interest, and to offer to pay (but not actually pay) this amount to each such dissenter who agrees to accept it in full satisfaction of his or her demand. Accompanying the offer will be a statement of the Company’s estimate of the fair value of the Shares, an explanation of how the interest was calculated and a statement of the dissenting stockholders’ rights to demand payment pursuant to NRS Section 92A.480.

If a dissenting shareholder was the owner of the Shares before the date set forth in the Notice of Merger as the date of the first announcement to the news media or to the stockholders of the terms of the Merger, within 30 days after receipt of a Demand Notice, the Company shall pay each dissenter who properly and fully complied with the provisions of NRS Section 92A.440 the amount the Company estimates to be the fair value of his or her Shares, plus accrued interest. The payment is to be accompanied by the Company’s balance sheet as of the end of a fiscal year ending no more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any, the Company’s estimate of the fair value of the Shares, an explanation of how the interest was calculated, a statement of the dissenting stockholder’s right to demand payment under NRS Section 92A.480 and a copy of NRS Sections 92A.300-92A.500, inclusive.

If a dissenting stockholder believes that the amount paid or offered for such stockholder’s Shares was less than the fair value of his or her Shares or that the interest due was incorrectly calculated, such dissenting stockholder will have the right to notify the Company in writing of his or her own estimate of the fair value of his or her Shares and the amount of interest due, and demand payment of his or her estimate, less any prior payment for such Shares. Dissenting stockholders waive their right to demand payment unless they notify the Company of their demand in writing within 30 days after the Company made or offered payment for their Shares.

If a demand for payment remains unsettled, the Company must commence a proceeding within 60 days after receiving the stockholders’ demand and petition the district court to determine the fair value of the Shares and accrued interest. If the Company does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on fair value.

Stockholders who in the future consider asserting dissenters’ rights should have in mind that the fair value of their Shares determined under NRS Sections 92A.300-92A.500, inclusive, could result in a value being placed upon their shares that is more than, the same as, or less than the Merger Consideration and they may not, thereafter, accept the Merger consideration if the fair value is determined to be less. Moreover, Parent intends to cause the Company to present evidence, by fairness opinions or otherwise and in any appraisal proceeding that, for purposes thereof, the “fair value” of the Shares is equal to or less than the Merger Consideration. The cost of the appraisal proceeding may be determined by the court and assessed upon the parties as the court deems equitable in the circumstances and as further set forth in the NRS.

Any stockholder who has duly demanded payment in compliance with NRS Sections 92A.300-92A.500, inclusive, will not, after the effective time of the Merger, be entitled to vote the Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the Merger.

THE FOREGOING SUMMARY OF DISSENTERS RIGHTS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO NRS SECTIONS 92A.300-92A.500, INCLUSIVE, AND WHERE OTHERWISE NECESSARY, TITLE 7 OF THE NRS. Failure to comply strictly with all the conditions and notices for asserting rights as a dissenting stockholder, including the time limits referred to in NRS Sections 92A.300-92A.500, inclusive, may result in the loss of such dissenters’ rights and the payment of the Merger consideration offered, without interest.

Dissenters’ Rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Offer is consummated. Stockholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

Stockholders who sell Shares in the Offer will not be entitled to exercise dissenters’ rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Company and the Company Board are required to grant such approvals and take such other actions as are necessary so the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate the effect of any such takeover statute on the transactions contemplated by the Merger Agreement.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the SEC.

Other than the Information Agent, we have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Patriot Acquisition Corp.

August 14, 2007

Schedule I

EXECUTIVE OFFICERS AND DIRECTORS

OF THE

PURCHASER, PARENT AND THE GORES FUNDS

The name, present principal occupation or employment and employment history for the past five years of each director and executive officer of Purchaser, Parent and the Gores Funds are set forth below. Each person identified below is a United States citizen.

Purchaser

Purchaser is a Nevada corporation and a wholly-owned subsidiary of Parent. Purchaser’s business address is c/o The Gores Group, LLC (“Gores”), 10877 Wilshire Boulevard, 18th Floor, Los Angeles, CA 90024.

Ian Weingarten—Sole Director and Vice President. Mr. Weingarten joined Gores in October 2002 and is currently a Managing Director at Gores. From 2001 until October of 2002, Mr. Weingarten was a director at UBS Warburg.

Mark R. Stone—Chief Executive Officer. Mr. Stone joined Gores in 2005 from Sentient Jet where he served as CEO from 2002 until 2004. Prior to Sentient Jet, Mr. Stone served as CEO of Narus from 1998 to 2002, a global telecommunication software company. During the period from 2004 to 2005, Mr. Stone was on hiatus and was not employed.

Roderick M. Sherwood—Vice President and Treasurer. Mr. Sherwood joined Gores in 2005. Prior to that time, Mr. Sherwood was a Senior VP & Chief Financial Officer with Gateway from 2002 until 2005 and an Executive Vice President & Chief Financial Officer with Loudcloud, Inc. from 2000 to 2002.

Eric R. Hattler—Vice President and Secretary. Mr. Hattler has been employed by Gores since 1998 and currently serves as Executive Vice President and General Counsel.

Kurt W. Hans—Vice President. Mr. Hans has been with Gores since January 2004 and currently serves as Vice President, Tax. Prior to his employment with Gores, Mr. Hans worked for Arthur Andersen LLP from September 1998 until June 2002 and KPMG LLP from June 2002 until January 2004.

Parent

Parent is a Delaware corporation and a subsidiary of the Gores Funds. Parent’s business address is c/o The Gores Group, LLC, 10877 Wilshire Boulevard, 18th Floor, Los Angeles, CA 90024.

Ian Weingarten—Sole Director and Vice President. See above for information regarding Mr. Weingarten.

Mark R. Stone—Chief Executive Officer. See above for information regarding Mr. Stone.

Roderick M. Sherwood—Vice President and Treasurer. See above for information regarding Mr. Sherwood.

Eric R. Hattler—Vice President and Secretary. See above for information regarding Mr. Hattler.

Kurt W. Hans—Vice President. See above for information regarding Mr. Hans.

Gores Capital Partners II, L.P.

Gores Co-Invest Partnership II, L.P.

Gores Capital Advisors II, L.P.

The Gores Group, LLC

Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P. are each Delaware limited partnerships, which we refer to as the “Gore Funds,” whose General Partner is Gores Capital Advisors II, LLC. The Manager of the General Partner is The Gores Group, LLC. The principal business address for all three entities is c/o The Gores Group, LLC, 10877 Wilshire Boulevard, 18th Floor, Los Angeles, CA 90024.

Alec E. Gores—Founding Member and Sole Manager of The Gores Group, LLC. Mr. Gores is the Chairman and CEO of Gores, the successor to the firm he founded in 1987.

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Facsimile Transmission	By Hand:
(for eligible institutions only):
Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place 8th Flr New York, NY 10004	Continental Stock Transfer & Trust Company Attention: Reorganization Department Facsimile: (212) 616-7610 Confirm by phone: (212) 509-4000 extension 536	Continental Stock Transfer & Trust Company Attention: Reorganization Department 17 Battery Place 8th Flr New York, NY 10004

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885